Exhibit 99.1


[GRAPHIC OMITTED]


CONTACT:                         -OR-           INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                         The Equity Group Inc.
Robert K. Lifton                                Adam Prior      (212) 836-9606
Chairman & CEO
(212) 935-8484

MEDIS TECHNOLOGIES RECEIVES SPECIAL PERMIT FROM U.S.DEPARTMENT OF TRANSPORTATION
  ALLOWING ITS 24/7 POWER PACK FUEL CELL DEVICES TO BE CARRIED ABOARD AIRCRAFT

New York, NY, December 3, 2007 - Medis Technologies Ltd. (NASDAQ:MDTL) announced today that it has received a special permit (SP -14504) from the U.S. Department of Transportation which authorizes aircraft passengers and crew members to carry up to three 24/7 Power Pack micro fuel cell devices for personal use aboard aircraft on one's person or in carry-on baggage without being subject to the Hazardous Materials Regulations (HMR), except as provided therein. The outer casing of each Medis 24/7 Power Pack micro fuel cell device must be legibly and durably marked with the following: "DOT SP-14504 APPROVED FOR CARRIAGE IN AIRCRAFT" and the fuel cell must be of the same design as tested and passed the UL2265C certification requirements and the IEC PAS 62282-6-1 Safety Criteria for Micro Fuel Cell Power Systems.

"We are pleased to receive this special permit from the Department of Transportation allowing passengers and crew members to carry our 24/7 Power Packs on passenger carrying aircraft," said Robert K. Lifton, Chairman & CEO of Medis Technologies Ltd. "Our Medis scientists have worked diligently to make sure that our Power Pack meets the most stringent safety regulations. We are proud to be the developer and producer of the first fuel cell to be allowed on passenger carrying aircraft by the DOT as well as the first consumer fuel cell to be listed by the Underwriters' Laboratories (UL) and that our fully automated line in Ireland has successfully passed initial production inspection by the UL. We pledge our continued commitment to the safety of our fuel cell products while at the same time, they continue to be green to the benefit of the environment."

Medis Technologies' primary focus is on its fuel cell technology. Its business strategy is to sell its products to end users through branded OEM partnerships, retail outlets, service providers and to the military and other markets. Medis' wholly-owned subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our




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Medis Technologies Ltd.                                                  Page 2
December 3, 2007



forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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